Exhibit 99.1

For more information contact: Jennifer Jarman The Blueshirt Group 415-217-7722 jennifer@blueshirtgroup.com

Synaptics Incorporated Announces Effectiveness of Registration Statement
for Resale of 0.75% Convertible Senior Subordinated Notes Due 2024

SAN JOSE, Calif. — June 3, 2005 – Synaptics Incorporated (NASDAQ: SYNA) today announced that the Securities and Exchange Commission has declared effective its registration statement on Form S-3 relating to the resale of up to $125 million aggregate principal amount of its 0.75% Convertible Senior Subordinated Notes due 2024 (the “Notes”), and the shares of its common stock issuable upon conversion of the Notes. The Notes were originally issued in a private placement in December 2004. Synaptics will not receive any proceeds from the sale by any selling security holder of the Notes or the shares of common stock issuable upon conversion of the Notes.

This press release does not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of these securities in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state. Any offers of the securities will be made only by means of a prospectus.

About Synaptics Incorporated
Synaptics (NASDAQ: SYNA) is a leading developer of interface solutions for the mobile computing, communications and entertainment industries. The company creates interface solutions for a variety of devices including notebook PCs, PC peripherals, digital music players, and mobile phones. The TouchPad™, Synaptics’ flagship product, is integrated into more than 50 percent of today’s notebook computers. Consumer electronics and computing manufacturers use Synaptics’ solutions to enrich the interaction between humans and intelligent devices through improved usability, functionality and industrial design. The company is headquartered in San Jose, California. www.synaptics.com

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